EXHIBIT 99(c)(2)

                      FIRST SUPPLEMENTAL INDENTURE


            FIRST SUPPLEMENTAL INDENTURE, dated as of February 3, 1997 (this "First Supplemental Indenture"), among Toys "R" Us, Inc., a Delaware corporation ("Toys "R" Us"), Baby Superstore, Inc., a South Carolina corporation (the "Company"), and The Bank of New York, as successor in interest to Nationsbank of Georgia, National Association, as Trustee (the "Trustee").

                              W I T N E S S E T H:

            WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of October 3, 1995 (the "Indenture"), to provide for the issuance of the 4-7/8% Convertible Subordinated Notes due October 1, 2000 of the Company (the "Securities");

            WHEREAS, on the date hereof, pursuant to an Agreement and Plan of Merger, dated as of October 1, 1996, and as amended and restated as of December 26, 1996, among Toys "R" Us, BSST Acquisition Corp., a South Carolina corporation and direct wholly owned subsidiary of Toys "R" Us ("Sub"), the Company and Jack P. Tate ("Tate"), (a) Sub is being merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Toys "R" Us (the "Merger") and (b) (i) each outstanding share of common stock, without par value, of the Company ("Baby Superstore Common Stock"), other than shares owned by Tate, is being converted into 0.8121 of a share of common stock, par value $.01 per share, of Toys "R" Us ("Toys "R" Us Common Stock") and (ii) each share of Baby Superstore Common Stock owned by Tate is being converted into 0.5150 of a share of Toys "R" Us Common Stock;

            WHEREAS, in accordance with Section 1211 of the Indenture, Toys "R" Us and the Company desire to provide for certain adjustments with respect to the consideration into which the Securities are convertible;

            WHEREAS, Section 901 of the Indenture permits the Company, when authorized by a resolution of the Board of Directors of the Company, and the Trustee, at any time and from time to time, to enter into one or more indentures supplemental to the indenture, in form satisfactory to the



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Trustee, (i) to make provisions with respect to the conversion rights of Holders pursuant to Section 1211 of the Indenture and (ii) to make any provisions with respect to matters arising under the Indenture which are not inconsistent with the provisions of the Indenture;

            WHEREAS, Toys "R" Us desires to assume, jointly and severally, with the Company, the due and punctual payment of the principal of, and premium, if any, and interest on, the Securities when due; and

            WHEREAS, Toys "R" Us and the Company have requested that the Trustee execute and deliver this First Supplemental Indenture pursuant to Section 901 of the Indenture, and all requirements necessary to make this First Supplemental Indenture a valid instrument in accordance with its terms have been performed and the execution and delivery of this First Supplemental Indenture have been duly authorized in all respects by each of Toys "R" Us and the Company.

            NOW, THEREFORE, Toys "R" Us and the Company covenant and agree with the Trustee as follows:


                                ARTICLE I

                               CONVERSION

            SECTION 1.01. Conversion of Securities. In accordance with the provisions of Section 1211 of the Indenture, following the Merger, a Holder of a Security shall have the right to convert such Security into shares of Toys "R" Us Common Stock at a price of $66.34 per share of Toys "R" Us Common Stock (the "Adjusted Conversion Price").

            SECTION 1.02. Certain Adjustments. In accordance with the provisions of Section 1211 of the Indenture, following the Merger, upon the occurrence of an event with respect to Toys "R" Us which would have required an adjustment to the Conversion Price pursuant to Article Twelve of the Indenture if such event had occurred with respect to the Company prior to the Merger, the Adjusted Conversion Price shall be adjusted in a manner as nearly equivalent as may be practicable to the adjustment to the Conversion Price which would have been required pursuant to Article Twelve of the Indenture if such event had occurred with respect to the Company prior to the Merger.



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                               ARTICLE II

                               ASSUMPTION

            SECTION 2.01. Assumption. (a) Toys "R" Us hereby irrevocably and unconditionally assumes, jointly and severally with the Company, the due and punctual payment of the principal of, and premium, if any, and interest on, the Securities when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under the Indenture and the Securities.

            (b) Toys "R" Us does not hereby assume responsibility for or guarantee the performance by the Company of any other of the covenants, agreements or obligations of the Company under the Securities or the Indenture.

            (c) Payment by either the Company or Toys "R" Us of the principal of, and premium, if any, and interest on, any Security shall discharge the obligation of both the Company and Toys "R" Us to make such payment.

            SECTION 2.02. Subordination. (a) The obligations of Toys "R" Us under Section 2.01 shall be subordinate and junior in right of payment to the Toys "R" Us Senior Indebtedness (as defined in Section 2.02(b)) to the same extent and in the same manner that the Securities are subordinate and junior in right of payment to the Senior Indebtedness of the Company pursuant to Article Thirteen of the Indenture.

            (b) As used herein, "Toys "R" Us Senior Indebtedness" means the principal of and premium, if any, and unpaid interest on, and any other reasonable fees or costs related to, (a) indebtedness of Toys "R" Us (including indebtedness of others guaranteed by Toys "R" Us), other than the obligations of Toys "R" Us under Section 2.01, whether outstanding on the date hereof or hereafter created, incurred, assumed or guaranteed, (i) for money owing to banks or their subsidiaries or their affiliates, (ii) for money borrowed other than from banks evidenced by notes, bonds, debentures or other similar instruments or
(iii) arising under a lease of property, equipment or other assets, which indebtedness, pursuant to generally accepted accounting principles then in effect, is classified upon the financial statements of Toys "R" Us as a liability or



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obligation of Toys "R" Us, unless, in each case, the instrument creating or evidencing the same or pursuant to which the same is outstanding provides that such indebtedness is not superior in right of payment to the obligations of Toys "R" Us under Section 2.01, and (b) renewals, extensions, modifications and refundings of any such indebtedness; provided, however, that Toys "R" Us Senior Indebtedness shall not include (i) indebtedness to a subsidiary or other Affiliate of the Company, (ii) any indebtedness that is subordinated or junior in any respect to any indebtedness of the Company other than Toys "R" Us Senior Indebtedness and (iii) any trade payable.


                               ARTICLE III

                              MISCELLANEOUS

            SECTION 3.01. Definitions. Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed thereto in the Indenture.

            SECTION 3.02. Confirmation of Indenture. The Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Indenture, this First Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

            SECTION 3.03. Concerning the Trustee. The Trustee assumes no duties, responsibilities or liabilities by reason of this First Supplemental Indenture other than as set forth in the Indenture.

            SECTION 3.04. Governing Law. This First Supplemental Indenture, the Indenture and the Securities shall be governed by and construed in accordance with the internal laws of the State of New York.

            SECTION 3.05. Separability. In case any one or more of the provisions contained in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this First Supplemental Indenture, but this First Supplemental Indenture shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.



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            SECTION 3.06. Counterparts. This First Supplemental Indenture may be
executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

            SECTION 3.07. Effectiveness. This First Supplemental Indenture shall become effective upon the effectiveness of the Merger.




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            IN WITNESS WHEREOF, the parties hereto have caused this First
Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, as of the day and year first above written.


                                    TOYS "R" US, INC.


                                    By: /S/ LOUIS LIPSCHITZ
                                       Name: LOUIS LIPSCHITZ
                                       Title: EXECUTIVE VP & CFO


                                    BABY SUPERSTORE, INC.


                                    By: /S/ LOUIS LIPSCHITZ
                                       Name: LOUIS LIPSCHITZ
                                       Title: EXECUTIVE VP & CFO


                                    THE BANK OF NEW YORK


                                    By: /s/ SANDRA CARREKER
                                      Name: SANDRA CARREKER
                                      Title: AGENT




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